AMENDED

                                    EXHIBIT A




Dreyfus Premier Balanced Fund (equity Fund)
Dreyfus Premier Small Company Stock Fund (equity Fund)
Dreyfus Premier Limited Term Income Fund (bond Fund)
Dreyfus Premier Large Company Growth Fund (equity Fund)